                                                                 Exhibit 99.2


        [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION LETTERHEAD]

                                        July 7, 1998


Board of Directors
KTI, Inc.
7000 Boulevard East
Guttenberg, NJ 07093

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to KTI, Inc. (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), by and among the Company, KTI Acquisition Sub, Inc. ("Merger Sub") a wholly owned subsidiary of the Company, FCR, Inc. ("FCR") and all of the security holders of FCR, pursuant to which FCR will be merged (the "Merger") with and into the Merger Sub.

     Pursuant to the Agreement, the shares of common stock and each class of preferred stock of FCR will be converted into the right to receive, in the aggregate, $30 million in cash, 1,714,285 shares of common stock, no par value ("Company Common Stock") of the Company and Earn-Out Consideration (as defined in the Agreement) of up to $30 million of a combination of Company Common Stock and cash.

     In arriving at our opinion, we have reviewed the draft dated June 30, 1998 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and FCR, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of FCR pro forma for the RRS acquisition for the period beginning 1998 and ending 2002 prepared by the management of FCR and certain financial projections of the Company for the period beginning 1998 and ending 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and FCR with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock, reviewed prices paid in certain other business combinations, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not provided an opportunity to discuss with management of Applegate Fibers Insulation ("Applegate") the historical and future operating and financial performance of Applegate.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and FCR or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of FCR. With respect to the financial projections supplied to us related to the Company and FCR, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and FCR as to the future operating and financial performance of the Company and FCR. We have assumed that the consummation of the acquisition of Applegate prior to December 31, 1998 will not result in FCR assuming directly or indirectly any material liabilities other than outstanding indebtedness reflected on the consolidated balance sheet of KTI/FCR as of December 31, 1998. In addition, we have assumed that the cash flow for the period from July 1, 1998 through December 31, 1998 of Applegate is consistent with its long term cash flow generating capacity and is consistent with the cash flow generating capacity of FCR. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                        Very truly yours,

                                        DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION


                                        By: /s/ Sam C. Pina
                                            ------------------------
                                            Sam C. Pina
                                            Vice President